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                                                                        Exhibit 12-A
                                                                         Page 1 of 2

          JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
 STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
      AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                                       Twelve Months Ended
                               December 31, December 31,  December 31, December 31, December 31,
                                   1991         1992          1993         1994         1995
    OPERATING REVENUES         $1,773,219   $1,774,071    $1,935,909   $1,952,425   $2,035,928

    OPERATING EXPENSES          1,519,908    1,536,596     1,600,984    1,622,399    1,653,387
        Interest portion
        of rentals (A)             13,085       12,414        10,944       10,187       12,354

          Net expense           1,506,823    1,524,182     1,590,040    1,612,212    1,641,033

    OTHER INCOME:
        Allowance for funds
          used during
          construction              8,683        8,071         4,756        4,143        7,824
        Other income, net          20,664       21,519         6,281       21,995       14,889
          Total other income       29,347       29,590        11,037       26,138       22,713

    EARNINGS AVAILABLE FOR FIXED
      CHARGES AND PREFERRED
      STOCK DIVIDENDS
      (excluding taxes
      based on income)         $  295,743   $  279,479    $  356,906   $  366,351   $  417,608

    FIXED CHARGES:
        Interest on funded
          indebtedness         $   85,420   $   92,942    $  100,246   $   93,477   $   92,602
        Other interest             11,540        4,873         6,530       14,726       16,337 (B)
        Interest portion
          of rentals (A)           13,085       12,414        10,944       10,187       12,354
           Total fixed charges $  110,045   $  110,229    $  117,720   $  118,390   $  121,293

    RATIO OF EARNINGS TO
      FIXED CHARGES                  2.69         2.54          3.03         3.09         3.44

    Preferred stock dividend
      requirement                  19,440       20,604        16,810       14,795       14,457
    Ratio of income before
      provision for income
      taxes to net income (C)       146.8%       144.2%        151.1%       152.3%       148.8%
    Preferred stock dividend
      requirement on a pretax
      basis                        28,538       29,711        25,400       22,529       21,512
    Fixed charges, as above       110,045      110,229       117,720      118,390      121,293
           Total fixed charges
             and preferred
             stock dividends   $  138,583   $  139,940    $  143,120   $  140,919   $  142,805

    RATIO OF EARNINGS TO
      COMBINED FIXED CHARGES
      AND PREFERRED STOCK
      DIVIDENDS                      2.13         2.00          2.49         2.60         2.92





                                                                                Exhibit 12-A
                                                                                Page 2 of 2




                      JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
             STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                            (In Thousands)






            NOTES:


            (A) The Company  has included the  equivalent of the  interest portion  of all rentals charged  to income  as fixed charges  for this  statement and  has excluded such components from Operating Expenses.

            (B) Includes dividends  on company-obligated mandatorily  redeemable preferred securities of $6,628.

            (C) Represents income  before provision  for income  taxes  divided by  income before cumulative effect of accounting change as follows:


                                                       Twelve Months Ended
                               December 31, December 31,  December 31, December 31, December 31,
                                   1991         1992          1993         1994         1995

         Income before
         provisions for
         income taxes            $185,698     $169,250      $239,187     $247,961     $296,315

         Income before
         cumulative effect
         of accounting
         changes                  126,460      117,361       158,344      162,841      199,089
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